Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Year Fiscal 2012 Results

Tenth Consecutive Quarter of Year-Over-Year Revenue Growth

NEWARK, NJ — September 27, 2012:  IDT Corporation (NYSE: IDT) reported diluted EPS of $1.69 and Non-GAAP diluted EPS of $0.23 for its fourth quarter of fiscal 2012, the three months ended July 31, 2012.  For FY 2012, diluted EPS was $1.75 and Non-GAAP diluted EPS was $1.33.

Howard Jonas, IDT’s Chairman and CEO, said, “We delivered positive results throughout fiscal 2012, increasing revenues strongly and delivering consistent gross profits and Adjusted EBITDA.  In fiscal 2013, we intend to build on this success while investing in several long term growth initiatives.  We will add to our portfolio of retail products, enhance our retail presence in underserved immigrant communities in the U.S., expand Boss Revolution’s footprint in Europe and into Asia, and augment the scope of services we provide to carriers and operators around the globe.  We intend to do all of this while continuing to reward our shareholders by paying a steady dividend and, when market conditions warrant, by repurchasing our stock as we did in the fourth quarter of fiscal 2012.”

4Q12 AND FULL YEAR HIGHLIGHTS
(All comparisons are to the comparable period in the prior year unless otherwise noted).

•	Revenue in 4Q12 increased 6.6% to $384.9 million; FY 2012 revenue increased 11.5% to $1,506.8 million.

•	Gross profit in 4Q12 increased 3.0% to $60.9 million; FY 2012 gross profits increased 2.2% to $237.4 million.

•	Adjusted EBITDA in 4Q12 increased 34.7% to $6.4 million; FY 2012 Adjusted EBITDA declined 1.6% to $24.9 million.

•	Income from operations in 4Q12 was $2.6 million compared to a loss from operations of $0.8 million; FY 2012 loss from operations was $2.2 million compared to income from operations of $9.7 million.

•
Net income attributable to IDT in 4Q12 was $37.3 million compared to $0.2 million; FY 2012 net income attributable to IDT was $38.6 million compared to $26.8 million.  Net income attributable to IDT in 4Q12 and FY 2012 included tax benefits of $36.5 million and $42.8 million, respectively.

•
Diluted EPS in 4Q12 increased to $1.69 from $0.01; FY 2012 diluted EPS was $1.75 compared to $1.19. EPS for 4Q12 and FY 2012 included tax benefits of $1.65 and $1.94, respectively, per fully diluted share.

•	Non-GAAP net income in 4Q12 was $5.1 million compared to $3.3 million; FY 2012 Non-GAAP net income was $29.3 million compared to $39.4 million.

•	Non-GAAP diluted EPS in 4Q12 increased to $0.23 compared to $0.15; FY 2012, Non-GAAP diluted EPS was $1.33 compared to $1.75.

•	Net cash provided by operating activities in 4Q12 was $10.2 million compared to $14.1 million; 2012 net cash provided by operating activities was $41.2 million compared to $56.4 million.

•	IDT repurchased 269,148 shares of IDT Class B common stock for $2.6 million during 4Q12.

NOTES:

Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that may be more indicative of IDT’s or the relevant segment’s core operating results than the applicable GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for fiscal 2012 and all prior periods presented have been adjusted to reflect the spin-off of Genie Energy in October 2011. Genie Energy is accounted for as a discontinued operation for all periods presented.

4Q12 AND FULL YEAR OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS), which accounts for 98% of IDT’s revenue, markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use in 4Q12 increased 17.1% year over year and 3.9% sequentially to 8.2 billion minutes. For FY 2012, TPS’ minutes of use increased to 30.8 billion minutes, a 17.3% increase compared to FY 2011.

TPS’ revenue in 4Q12 increased 7.1% year over year and 1.7% sequentially to $378.3 million.  For FY 2012, revenue increased by 12.2% compared to FY 2011 to $1,477.1 million:

•
Retail Communications 4Q12 revenue increased 15.2% year over year and 5.5% sequentially to $147.0 million (38.9% of total TPS revenue in 4Q12).  Increases in sales of pin-less calling services on the Boss Revolution platform continued to more than offset declines in sales of traditional disposable calling cards and the modest impact of a decline in retail sales in Europe.  FY 2012 Retail Communications revenue increased 14.4% compared to the prior year to $551.7 million.  IDT expects Retail Communications’ growth to continue in FY 2013 with revenue increases from Boss Revolution calling services more than offsetting the expected decline of traditional disposable calling card product sales.

•
Wholesale Termination Services revenue of $175.2 million (46.3% of total TPS revenue in 4Q12) decreased a slight 0.2% compared to 4Q11 reflecting a strategic decision to reduce traffic on some lower margin routes.  FY 2012 Wholesale revenues increased 11.8% compared to FY 2011 to $715.4 million. IDT expects that Wholesale revenues will increase modestly during FY 2013 as expected increases in minutes of use continue to offset expected declines in average revenue per minute.

•
Payment Services revenue of $42.3 million (11.2% of total TPS revenue in 4Q12) increased 28.9% year over year and 7.6% sequentially.  The increase primarily reflects continued growth of international mobile top-up (IMTU) sales.  Payment Services revenue for FY 2012 increased 29.1% compared to FY 2011 to $153.0 million and IDT expects that Payment Services revenues will again increase strongly in FY 2013 as IDT continues to increase IMTU sales and introduce new payment products.

•
Hosted Platform Solutions revenue of $13.8 million (3.6% of total TPS revenue in 4Q12) declined 19.3% year over year and 1.4% sequentially. The majority of Hosted Platform Solutions revenue is generated by IDT’s cable telephony business which is in harvest mode. FY 2012 revenue decreased 24.9% compared to FY 2011 to $57.0 million.

TPS’ gross profit in 4Q12 was $56.8 million, an increase of 4.8% from $54.2 million in 4Q11 and an increase of 3.6% from $54.9 million in 3Q12. For FY 2012, gross profit increased to $218.3 million from $210.6 million in FY 2011.

Gross margin in 4Q12 was 15.0%, a 40 basis point decrease compared to the year ago quarter but a 30 basis point increase sequentially.  Gross margin for FY 2012 was 14.8%, a decline of 120 basis points year over year.  TPS’ year over year gross margin decline reflects the continued evolution of our product mix.  Specifically, revenues of relatively higher margin traditional disposable calling cards and cable telephony services have been supplanted by revenue growth from relatively lower margin sales of IMTU products, Boss Revolution calling services and Wholesale Termination services.  The sequential increase primarily reflects improvement in Retail Communications’ margin.

For FY 2013, IDT anticipates that TPS will deliver moderate increases in gross profit dollars reflecting continued revenue growth sufficient to compensate for anticipated incremental declines in TPS’ gross margin.

TPS’ SG&A expense was $46.7 million, a 1.6% decrease compared to the year ago quarter as a result of unusually high legal expenses incurred in 4Q11, and a 3.8% increase sequentially. TPS’ SG&A as a percentage of TPS’ revenue declined to 12.3% compared to 13.4% in the year ago quarter but increased from 12.1% in 3Q12. For FY 2012, TPS’ SG&A was $182.2 million, a 4.7% increase compared to FY 2011. As a percentage of TPS’ revenue, TPS’ SG&A was 12.3% for FY 2012, compared to 13.2% in FY 2011. The growth of both Retail Communications and Wholesale Termination sales has allowed IDT to better leverage its fixed cost infrastructure.  However, IDT expects to continue to invest in long term TPS growth initiatives which will increase TPS’ SG&A expense in FY 2013.  The initiatives include build out of IDT Telecom’s retail sales force, expansion of Boss Revolution in Europe and Asia, development of new payment and remittance services, and expansion of Wholesale Terminations’ service offerings.

TPS’ Adjusted EBITDA in 4Q12 was $10.2 million, a 50.1% increase compared to 4Q11 and a 2.7% increase sequentially.  For FY 2012, Adjusted EBITDA was $36.1 million, a 1.3% decrease compared to the prior year reflecting relatively stable gross profits matched against the higher levels of SG&A spending.

TPS’ depreciation and amortization expense continued to decrease, reflecting the deployment over the past several years of technologies that require less CAPEX to upgrade and maintain the network.  In 4Q12 depreciation and amortization expense was $3.2 million, a 15.8% decrease from the year ago period and an 8.4% decrease sequentially. IDT anticipates modest additional decreases in depreciation and amortization expense during the course of fiscal 2013.

TPS’ income from operations was $6.9 million compared to $1.8 million in 4Q11 when TPS recorded a charge of $1.1 million to adjust an accrual for certain legal matters.  Absent this charge, income from operations in 4Q11 would have been $2.9 million.  In 3Q12, TPS’ loss from operations was $0.1 million reflecting a non-routine charge of $6.5 million to accrue for certain legal matters. Absent this charge, TPS’ income from operations in 3Q12 would have been $6.3 million. For FY 2012, TPS’ income from operations was $5.9 million compared to $21.6 million in FY 2011. The decrease was primarily due to non-routine charges in FY 2012 of $16.0 million for certain legal matters.

CPS

Consumer Phone Services (CPS) sells local and long distance services.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 4Q12 revenue was $4.4 million, compared to $5.8 million in the year ago quarter and $4.6 million in the prior quarter.  For FY 2012, revenue decreased 27.0% compared to FY 2011 to $19.3 million. Income from operations decreased in 4Q12 to $0.9 million from $1.5 million in the year ago quarter, and from $1.0 million in the prior quarter.  For FY 2012, income from operations decreased 42.8% compared to FY 2011 to $4.1 million. The declines in revenue and income from operations were in line with management expectations and are expected to continue in fiscal 2013.

ALL OTHER

All Other includes: Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a platform, including a popular Android app, that allows users to share and obtain content to personalize mobile phones and tablets; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; ICTI, which holds and enforces intellectual property previously held by IDT’s Net2Phone subsidiary; and IDT’s real estate holdings.

All Other’s 4Q12 revenue was $2.2 million, unchanged compared to 4Q11 and a sequential decrease from revenue of $3.0 million.  The sequential decline primarily reflects a decline in Fabrix’s revenues, reflecting the timing of revenue recognition of certain licensing and maintenance agreements.  In 4Q12, All Other reported a loss from operations of $2.3 million compared to an operating loss of $1.3 million in the year ago quarter and income from operations of $4.3 million in the prior quarter. In 3Q12, income from operations included a $5.3 million gain recorded by IDT Spectrum from the sale of wireless spectrum licenses.  For fiscal 2012, the increase in Fabrix’ revenue compared to fiscal 2011 drove an increase in All Other’s revenue of 17.6% compared to the year ago to $10.4 million, and income from operations increased to $0.9 million from a loss from operations of $2.9 million in the prior year.

ZEDGE: Zedge (www.zedge.net) has surpassed 40 million downloads of its Android app.  The Zedge game channel, launched earlier in calendar 2012, is already generating over 10 million game downloads per month. Zedge generated revenue of $1.0 million in 4Q12 compared to $0.9 million in 4Q11.  Zedge’s revenue in FY 2012 was $3.8 million, a 17.9% increase compared to the prior year.

FABRIX:  Fabrix’s revenue was $0.6 million in both 4Q12 and 4Q11.  Revenue for FY 2012 totaled $3.6 million, a 48.9% increase compared to the prior year.  Following the close of the fiscal year, Fabrix collected $12.0 million in cash from a system integrator partner pursuant to an expanded statement of work signed during 4Q12. Fabrix’s revenue is generally recognized over three years from the date on which delivered orders are accepted by the customer.

CONSOLIDATED RESULTS AND BALANCE SHEET

IDT’s 4Q12 results were consistent with recent trends and with IDT’s general outlook for FY 2013.  Strong revenue growth generated within both IDT Telecom’s Retail Communications and Wholesale Termination verticals, resulted in steady to modestly increasing gross profits.  In FY 2013, the Company anticipates investing in several long-term, strategic growth initiatives, resulting in moderate increases in SG&A expense and relatively stable levels of Adjusted EBITDA.

Consolidated results in 4Q12 and all prior periods presented include the impact of corporate overhead.  Corporate G&A expense was $2.9 million in 4Q12, a 4.5% increase compared to the year ago quarter but a 3.2% decrease sequentially.  For the full year fiscal 2012, corporate G&A expense decreased by 12.6% compared to the prior year to $13.0 million.

As noted above, net income in 4Q12 attributable to IDT was $37.3 million, compared to $0.2 million in 4Q11.  Net income attributable to IDT in 4Q12 includes a tax benefit of $36.5 million.  IDT, due to its profitability in the United States and expected future profitability, reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets.  Reversal of a portion of the valuation allowance does not impact IDT’s cash position.

Non-GAAP Net Income and diluted Non-GAAP EPS exclude the reversal of the deferred tax asset valuation allowance and certain other components of GAAP EPS that are detailed in the reconciliation provided at the end of this release.  Non-GAAP net income was $5.1 million in 4Q12, compared to $3.3 million in the year ago quarter.  For the full year, Non-GAAP net income totaled $29.3 million compared to $39.4 million in FY 2011 reflecting the impact of non-routine other income in FY 2011.  Diluted Non-GAAP EPS was $0.23 in 4Q12 compared to $0.15 in the year ago quarter and $0.44 in the prior quarter.  For FY 2012, diluted Non-GAAP EPS was $1.33 compared to $1.75 in FY 2011.

As of July 31, 2012, IDT had $151.5 million of cash and cash equivalents. In addition, IDT had an aggregate of $22.1 million of current and long-term restricted cash and cash equivalents, which included $11.2 million in customer deposits held at IDT’s Gibraltar based bank.  Long term and current notes payable, consisting of mortgage loans against IDT-owned real estate, totaled $30.3 million.

DIVIDEND AND SHARE REPURCHASES

IDT’s Board of Directors declared an ordinary cash dividend of $0.15 for 4Q12, unchanged from the prior quarter.  The Board anticipates continuing to pay quarterly dividends at this level commensurate with the Company’s financial results, strategic goals and available resources.

The dividend will be paid on or about October 16, 2012 to stockholders of record of IDT’s Class A and Class B common stock as of the close of business on October 9, 2012.  The ex-dividend date is October 4, 2012.

During 4Q12, IDT re-purchased 269,148 shares of IDT Class B Common Stock for $2.6 million.  IDT expects to continue to repurchase shares under an existing authorization when warranted by market conditions and the Company’s financial position and outlook.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

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IDT will host a conference call at 6:00 PM ET today, September 27th beginning with management’s discussion of financial and operational results, business outlook and strategy followed by Q&A with analysts and investors.

•	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

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An audio replay of the conference call will be available one hour after the call concludes through October 9, 2012 by dialing 1-877-344-7529 (conference code 10018367), and by streaming from the IDT website investor relations site: www.idt.net/ir.

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Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and financial services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.  For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2012	2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$151,504	$220,426
Restricted cash and cash equivalents—short-term	12,636	4,128
Certificates of deposit	—	3,542
Trade accounts receivable, net of allowance for doubtful accounts of $13,055 and $15,375 at July 31, 2012 and 2011, respectively	83,054	100,146
Prepaid expenses	18,800	21,920
Investments—short-term	86	198
Deferred income tax assets, net—current portion	5,142	—
Other current assets	17,436	13,720
Assets of discontinued operations	—	63,140
TOTAL CURRENT ASSETS	288,658	427,220
Property, plant and equipment, net	85,567	90,471
Goodwill	14,614	15,012
Other intangibles, net	1,907	2,661
Investments—long-term	7,133	8,721
Restricted cash and cash equivalents—long-term	9,466	12,241
Deferred income tax assets, net—long-term portion	31,744	—
Other assets	12,025	11,840
TOTAL ASSETS	$451,114	$568,166
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$39,845	$40,802
Accrued expenses	161,266	166,617
Deferred revenue	84,588	78,852
Customer deposits	10,524	1,467
Income taxes payable	1,337	2,257
Capital lease obligations—current portion	—	1,701
Notes payable—current portion	560	611
Other current liabilities	3,245	3,287
Liabilities of discontinued operations	—	25,826
TOTAL CURRENT LIABILITIES	301,365	321,420
Notes payable—long-term portion	29,716	29,564
Income taxes payable—long-term portion	—	3,781
Other liabilities	17,308	9,611
TOTAL LIABILITIES	348,389	364,376
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2012 and 2011	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,112 and 23,586 shares issued and 21,342 and 21,109 shares outstanding at July 31, 2012 and 2011, respectively	241	236
Additional paid-in capital	395,869	520,732
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,770 and 2,477 shares of Class B common stock at July 31, 2012 and 2011, respectively	(97,757)	(94,941)
Accumulated other comprehensive income	202	3,027
Accumulated deficit	(196,358)	(219,992)
Total IDT Corporation stockholders’ equity	102,230	209,095
Noncontrolling interests:
Noncontrolling interests	495	(4,305)
Receivable for issuance of equity	—	(1,000)
Total noncontrolling interests	495	(5,305)
TOTAL EQUITY	102,725	203,790
TOTAL LIABILITIES AND EQUITY	$451,114	$568,166

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2012	2011	2010
	(unaudited)
REVENUES	$1,506,836	$1,351,916	$1,193,578
Direct cost of revenues (exclusive of depreciation and amortization)	1,269,479	1,119,665	967,191
GROSS PROFIT	237,357	232,251	226,387
OPERATING EXPENSES:
Selling, general and administrative (i)	207,843	204,078	194,775
Depreciation and amortization	16,648	20,952	33,341
Research and development	4,569	2,834	2,782
Severance and other charges	—	1,053	4,742
TOTAL OPERATING EXPENSES	229,060	228,917	235,640
Other operating (losses) gains, net	(10,540)	6,324	10,084
(Loss) income from operations	(2,243)	9,658	831
Interest expense, net	(2,976)	(3,706)	(4,540)
Other (expense) income, net	(1,767)	3,990	1,607
(Loss) income from continuing operations before income taxes	(6,986)	9,942	(2,102)
Benefit from income taxes	42,756	12,484	8,674
Income from continuing operations	35,770	22,426	6,572
Discontinued operations, net of tax:
Income (loss) from discontinued operations	1,015	(2,555)	13,930
Income (loss) on sale of discontinued operations	2,000	3,500	(229)
Total discontinued operations	3,015	945	13,701
NET INCOME	38,785	23,371	20,273
Net (income) loss attributable to noncontrolling interests	(137)	3,441	17
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$38,648	$26,812	$20,290
Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$34,737	$21,683	$5,996
Income from discontinued operations	3,911	5,129	14,294
Net income	$38,648	$26,812	$20,290
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$1.68	$1.05	$0.29
Income from discontinued operations	0.19	0.25	0.70
Net income	$1.87	$1.30	$0.99
Weighted-average number of shares used in calculation of basic earnings per share	20,717	20,565	20,451
Diluted:
Income from continuing operations	$1.57	$0.96	$0.28
Income from discontinued operations	0.18	0.23	0.66
Net income	$1.75	$1.19	$0.94
Weighted-average number of shares used in calculation of diluted earnings per share	22,060	22,482	21,546
(i) Stock-based compensation included in selling, general and administrative expenses	$3,325	$4,081	$2,226

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2012	2011	2010
	(unaudited)
OPERATING ACTIVITIES
Net income	$38,785	$23,371	$20,273
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations	(3,015)	(945)	(13,701)
Depreciation and amortization	16,648	20,952	33,341
Severance and other payments	—	(2,978)	(2,457)
Deferred income taxes	(37,925)	(2,130)	(690)
Provision for doubtful accounts receivable	2,098	3,310	3,769
Gain on sale of wireless spectrum	(5,330)	—	—
Net realized gains from marketable securities	—	(5,379)	(336)
Gain on proceeds from insurance	—	(2,637)	—
Gain on sales of buildings	—	—	(675)
Interest in the equity of investments	(1,157)	57	1,865
Stock-based compensation	3,325	4,081	2,226
Change in assets and liabilities:
Trade accounts receivable	8,754	(25,017)	28,636
Prepaid expenses, other current assets and other assets	(2,105)	(1,784)	(10,293)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	9,947	38,657	(27,320)
Customer deposits	9,057	130	(200)
Income taxes payable	(4,701)	(1,430)	1,904
Deferred revenue	6,780	8,115	3,003
Net cash provided by operating activities	41,161	56,373	39,345
INVESTING ACTIVITIES
Capital expenditures	(10,830)	(13,300)	(8,163)
(Repayment) collection of notes receivable, net	—	(88)	130
Increase in investments	—	(3,015)	(400)
Proceeds from sales and redemptions of investments	3,169	2,446	2,762
(Increase) decrease in restricted cash and cash equivalents	(5,733)	(5,011)	44,165
Proceeds from sale of wireless spectrum	6,800	—	—
Proceeds from sales of buildings	—	100	5,270
Proceeds from insurance	—	3,524	500
Proceeds from marketable securities	—	5,731	4,618
Purchases of certificates of deposit	—	(5,503)	—
Proceeds from maturities of certificates of deposit	3,540	2,258	—
Net cash (used in) provided by investing activities	(3,054)	(12,858)	48,882
FINANCING ACTIVITIES
Cash of subsidiaries deconsolidated as a result of spin-offs	(104,243)	—	(9,775)
Dividends paid	(15,014)	(15,178)	—
Distributions to noncontrolling interests	(1,580)	(2,010)	(1,939)
Proceeds from sales of stock of subsidiary	133	—	290
Proceeds from exercise of stock options	—	1,674	90
Repayments of capital lease obligations	(1,781)	(4,821)	(5,955)
Repayments of borrowings	(332)	(4,602)	(622)
Repurchases of Class B common stock from Howard S. Jonas	—	(7,499)	—
Repurchases of common stock and Class B common stock	(2,816)	(205)	(1,879)
Net cash used in financing activities	(125,633)	(32,641)	(19,790)
DISCONTINUED OPERATIONS
Net cash (used in) provided by operating activities	(889)	5,476	17,788
Net cash (used in) provided by investing activities	(2,048)	(3,786)	6,815
Net cash provided by financing activities	—	8,472	4,929
Net cash (used in) provided by discontinued operations	(2,937)	10,162	29,532
Effect of exchange rate changes on cash and cash equivalents	(2,334)	1,512	(598)
Net (decrease) increase in cash and cash equivalents	(92,797)	22,548	97,371
Cash and cash equivalents (including discontinued operations) at beginning of year	244,301	221,753	124,382
Cash and cash equivalents (including discontinued operations) at end of year	151,504	244,301	221,753
Less cash and cash equivalents of discontinued operations at end of year	—	(23,875)	(13,142)
Cash and cash equivalents (excluding discontinued operations) at end of year	$151,504	$220,426	$208,611
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$3,621	$5,008	$4,822
Cash payments made for income taxes	$1,049	$4,235	$4,898
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Mortgage notes payable settled in connection with the sales of buildings	$—	$—	$8,837
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of spin-offs	$18,803	$—	$6,011

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2012

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the fourth quarter and full year fiscal 2012 Adjusted EBITDA, Non-GAAP net income and Non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, severance and other charges and other operating losses, and subtract other operating gains.

IDT’s measure of Non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance and other charges, other operating losses, and stock-based compensation, and subtracts other operating gains, reversals of the valuation allowance on deferred income tax assets and income from discontinued operations.

IDT’s measure of Non-GAAP EPS is calculated by dividing Non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2012 and fiscal 2011 periods.

Management believes that IDT’s Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance and other charges are also excluded in the calculation of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS. Severance and other charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, severance and other charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (losses), which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS. Although the Company has gains from the termination of agreements, insurance claims and settlements of claims from time-to-time and has a number of matters under litigation, such gains or losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of Non-GAAP net income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Reversals of the valuation allowance on deferred income tax assets are excluded from IDT’s calculation of Non-GAAP net income and Non-GAAP EPS because these reversals are non-cash adjustments that are only indirectly related to the current results of IDT’s core operations. The reversals arise when IDT determines that it is more likely than not that a portion of its deferred income tax assets will be realized based on projected future taxable income, tax planning strategies and the scheduled reversal of deferred tax liabilities. The assessment of the valuation allowance requires significant subjective and complex judgments about matters that are inherently uncertain and may change in subsequent periods.

Income from discontinued operations is also excluded from the calculation of Non-GAAP net income and Non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for Non-GAAP net income, net income and, (c) for Non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2012 (4Q12)
Revenue	$384.9	$378.3	$4.4	$2.2	$-
Direct cost of revenue	324.0	321.5	1.9	0.6	-
Gross profit	60.9	56.8	2.5	1.6	-
Selling, general and administrative	53.3	46.7	1.6	2.1	2.9
Research and development	1.2	-	-	1.2	-
Adjusted EBITDA	6.4	10.2	0.9	(1.7)	(2.9)
Subtract:
Depreciation and amortization	3.8	3.2	-	0.6	-
Income (loss) from operations	$2.6	$6.9	$0.9	$(2.3)	$(2.9)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2012 (3Q12)
Revenue	$379.7	$372.1	$4.6	$3.0	$-
Direct cost of revenue	319.8	317.3	2.0	0.5	-
Gross profit	59.9	54.9	2.5	2.5	-
Selling, general and administrative	51.3	45.0	1.6	1.8	3.0
Research and development	1.2	-	-	1.2	-
Adjusted EBITDA	7.5	9.9	1.0	(0.4)	(3.0)
Subtract (Add):
Depreciation and amortization	4.2	3.5	-	0.6	0.1
Other operating losses (gains), net	1.1	6.5	-	(5.3)	-
Income (loss) from operations	$2.2	$(0.1)	$1.0	$4.3	$(3.0)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2011 (4Q11)
Revenue	$361.1	$353.1	$5.8	$2.2	$-
Direct cost of revenue	301.9	298.9	2.6	0.4	-
Gross profit	59.2	54.2	3.2	1.7	-
Selling, general and administrative	53.5	47.4	1.7	1.7	2.7
Research and development	0.9	-	-	0.9	-
Adjusted EBITDA	4.8	6.8	1.5	(0.8)	(2.7)
Subtract:
Depreciation and amortization	4.5	3.9	-	0.6	0.1
Other operating loss	1.1	1.1	-	-	-
(Loss) income from operations	$(0.8)	$1.8	$1.5	$(1.3)	$(2.9)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) Figures may not foot or cross-foot due to rounding to millions.

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2012 (Fiscal 2012)
Revenue	$1,506.8	$1,477.1	$19.3	$10.4	$-
Direct cost of revenue	1,269.5	1,258.8	8.6	2.1	-
Gross profit	237.4	218.3	10.7	8.4	-
Selling, general and administrative	207.8	182.2	6.6	6.0	13.0
Research and development	4.6	-	-	4.6	-
Adjusted EBITDA	24.9	36.1	4.1	(2.3)	(13.0)
Subtract (Add):
Depreciation and amortization	16.6	14.2	-	2.2	0.3
Other operating losses (gains), net	10.5	16.0	-	(5.3)	(0.1)
(Loss) income from operations	$(2.2)	$5.9	$4.1	$0.9	$(13.2)

$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Year Ended July 31, 2011 (Fiscal 2011)
Revenue	$1,351.9	$1,316.6	$26.4	$8.9	$-
Direct cost of revenue	1,119.7	1,106.0	12.1	1.6	-
Gross profit	232.3	210.6	14.3	7.3	-
Selling, general and administrative	204.1	174.0	7.2	8.1	14.9
Research and development	2.8	-	-	2.8	-
Adjusted EBITDA	25.3	36.6	7.2	(3.6)	(14.9)
Subtract (Add):
Depreciation and amortization	21.0	17.6	0.1	2.7	0.6
Severance and other charges	1.0	0.9	-	-	0.1
Other operating (gains) loss, net	(6.3)	(3.5)	-	(3.3)	0.5
Income (loss) from operations	$9.7	$21.6	$7.1	$(2.9)	$(16.1)

IDT Corporation Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS (unaudited) Figures may not foot due to rounding to millions.

in millions, except per share data	4Q12	3Q12	4Q11	Year Ended July 31, 2012	Year Ended July 31, 2011

Net income (loss)	$37.5	$3.4	$(1.5)	$38.8	$23.4
Adjustments (add) subtract:
Stock-based compensation	(0.7)	(1.0)	(0.8)	(3.3)	(4.1)
Depreciation and amortization	(3.8)	(4.2)	(4.5)	(16.6)	(21.0)
Severance and other charges	-	-	-	-	(1.1)
Other operating (losses) gains, net	-	(1.1)	(1.1)	(10.5)	6.3
Reversals of the valuation allowance on deferred income tax assets	36.9	-	2.8	36.9	2.8
(Loss) income from discontinued operations	-	-	(1.3)	3.0	0.9
Total adjustments	32.4	(6.3)	(4.8)	9.5	(16.0)
Non-GAAP net income	$5.1	$9.8	$3.3	$29.3	$39.4

Earnings per share:
Basic	$1.78	$0.14	$0.01	$1.87	$1.30
Total adjustments	(1.54)	0.32	0.15	(0.45)	0.61
Non-GAAP EPS - basic	$0.24	$0.46	$0.16	$1.42	$1.91

Weighted-average number of shares used in calculation of basic earnings per share	21.0	21.0	20.5	20.7	20.6

Diluted	$1.69	$0.14	$0.01 *	$1.75	$1.19
Total adjustments	(1.46)	0.30	0.14	(0.42)	0.56
Non-GAAP EPS - diluted	$0.23	$0.44	$0.15	$1.33	$1.75

Weighted-average number of shares used in calculation of diluted earnings per share	22.1	22.1	22.5	22.1	22.5

* For the three months ended July 31, 2011, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.